PURCHASE AGREEMENT

THIS AGREEMENT made as of the 29th day of September, 2005

BETWEEN

GAMBIER MINING CORP.
620 – 800 Pender St. W
Vancouver, B.C.

(hereinafter called “Gambier ”)

OF THE FIRST PART

AND

SUTCLIFFE RESOURCES LTD., a company duly
incorporated under the laws of the Province of British Columbia having its office at: 420 – 625 Howe St. Vancouver, British Columbia, V6C 2T6

(hereinafter called “Sutcliffe”)

OF THE SECOND PART

WHEREAS:

A.) Gambier is the sole and beneficial owner of certain recorded mineral claims known as the Beale Lake Area mineral claims situated in the Liard Mining Division northern British Columbia, which mineral claims are more particularly described in Schedule "A" attached hereto and forming part hereof (hereinafter together with any form of successor or substitute mineral tenure called the "Claims");

B.) The parties now wish to enter into an agreement granting to Sutcliffe, the exclusive right to acquire 100% of the right, title and interest in and to the Claims on the terms and conditions hereinafter set forth.

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1. INTERPRETATION

In this Agreement:

a.) "Effective Date" means the fifth (5th) business day following the date of notification by the Regulatory Authorities having jurisdiction of completion of the filing of this agreement.

b.) "Mineral Products" means the products derived from operating the Claims as a mine.

c.) "Net Smelter Returns" means the proceeds received from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Claims after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

          (i) the cost of transportation of the ores, concentrates or minerals from the Claims to such smelter or other purchaser, including related transport;

          (ii) smelting and refining charges including penalties;

          (iii) marketing costs.

d.) "Operating the Claims as a mine" or "Operation of the Claims as a mine" means any or all of the mining, milling, smelting, refining or other recovery of ores, minerals, metals or concentrates or values thereof, derived from the Claims.

e.) "Royalty" means the royalty to be paid by Sutcliffe to Gambier pursuant to Subsection 7. 1.

f.) "Shares" means the 2,500,000 (two million five hundred thousand) common shares without par value in the capital stock of Sutcliffe to be allotted and issued to Gambier pursuant to Subsection 3. 1 and 8. 1.

2. REPRESENTATIONS AND WARRANTIES

2.1 Sutcliffe represents and warrants to Gambier that:

a.) it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

b.) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

c.) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which either is a party; and

d.) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of either of their constating documents.

2.2 Gambier represents and warrants to Sutcliffe that:

a.) The Claims have been duly and validly staked and recorded, are accurately described in Schedule "A", are presently in good standing under the laws of the jurisdiction in which it is located and, except as set forth herein, are free and clear of all liens, charges and encumbrances;

b.) Gambier is sole owner of an undivided 100% beneficial interest in and to the Claims and has the exclusive right to enter into this Agreement and has all necessary authority to dispose of a 100% interest in and to the Claims in accordance with the terms of this Agreement;

c.) Gambier is not in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever, including without limitation environmental ones, which would adversely affect Gambier ’s ability to grant Sutcliffe an interest in the Claims or to explore, develop, or otherwise exploit the Claims;

d.) No person, firm or corporation, other than Gambier , is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, minerals or concentrates or any other such products removed from the Claims, other than the Royalty or a portion of the Royalty described in Section 7 of this Agreement;

e.) Neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which Gambier is a party or by which he is bound;

f) The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.

2.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Claims by Sutcliffe and each party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3. PURCHASE AGREEMENT

3.1 Gambier hereby gives and grants to Sutcliffe the sole and exclusive right to acquire, subject only to the right of Gambier to receive the Royalty, 100% of the right, title and interest in and to the Claims in accordance with the terms of this Agreement for and in consideration of Two Hundred Thousand dollars ($200,000) and of Two Million Five Hundred Thousand (2,500,000) Shares to be allotted and issued and certificates therefore delivered as set forth in Section 5. 1, and making the payments set forth in Section 5. 1 (b).

4. RIGHT OF ENTRY

4.1 During the currency of this Agreement, Sutcliffe, its employees, agents and independent contractors, will have the sole and exclusive right and option to: a.) enter upon the Claims;

b.) have exclusive and quiet possession thereof;

c.) do such prospecting, exploration, development or other mining work thereon and thereunder as Sutcliffe in its sole discretion may consider advisable;

d.) bring and erect upon the Claims such Facilities as Sutcliffe, may consider advisable.

5. TERMINATION

5.1 Subject to Section 8, this Agreement will terminate:

a.) on the Effective Date, unless on or before that date, Sutcliffe has allotted, issued, and delivered to Gambier certificates representing Two Million Five Hundred Thousand (2,500,000) Shares registered in the name of Gambier;

b.) on the Effective Date, unless Sutcliffe has paid to Gambier the sum of Two Hundred Thousand dollars ($200,000)which consists of $50,000 in property payment and $150,000 to cover the first year’s exploration work which has been completed;

6. COVENANTS OF GAMBIER

6.1 During the currency of this Agreement, Gambier will:

a.) not do any act or thing which would or might in any way adversely affect the rights of Sutcliffe hereunder;

b.) make available to Sutcliffe and its representatives all records and files relating to the Claims and permit Sutcliffe and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

c.) promptly provide Sutcliffe with any and all notices and correspondence from government agencies in respect of the Claims.

7. ROYALTY

7.1 During the currency of this Agreement, Sutcliffe will pay to Gambier an annual royalty equal to 2.0% (two percent) of Net Smelter Returns (“NSR”) on any production of metals from the Claims.

7.2 Payment of the Royalty will be made quarterly within 30 days after the end of each yearly quarter based upon a year commencing on the I st day of October and expiring on the 30th day of September, in any year in which production occurs. Within 60 days after the end of each year for which the Royalty is payable, the records relating to the calculation of NSR or GORR for such year will be audited by Sutcliffe and any adjustments in the payment of the Royalty will be made forthwith after completion of the audit. All payments of the Royalty for a year will be deemed final and in full satisfaction of all obligations of Sutcliffe in respect thereof if such payments or calculations thereof are not disputed by Gambier within 60 days after receipt by Gambier of the said audited statement. Sutcliffe will maintain accurate records relevant to the determination of NSR and Gambier , or his authorized agent, shall be permitted the right to examine such records at all reasonable times.

7.3 The determination of NSR royalty hereunder is based on the premise that production will be developed solely on the Claims except that Sutcliffe will have the right to commingle ore mined from the Claims with ore mined and produced from other properties provided Sutcliffe will adopt and employ reasonable practices and procedures for weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to ore mined and produced from the Claims. Sutcliffe, will maintain accurate records of the results of such sampling, weighing and analysis with respect to any ore mined and produced from the Claims. Gambier or his authorized agents will be permitted the right to examine at all reasonable times such records pertaining to commingling of ores or to the calculation of NSR.

8. TRANSFER OF TITLE

8.1 On execution of this Agreement, Gambier will deliver in trust to Sutcliffe a duly executed transfer in registerable form of 100% right, title and interest in and to the Claims in favour of Sutcliffe which Sutcliffe will be entitled to register against title to the Claims provided that transfer of legal title to the Claims as set forth in this Subsection 11.1 is for administrative convenience only and beneficial ownership of the Claims will pass to Sutcliffe, only in accordance with the terms and conditions of this Agreement.

9. REGISTRATION OF AGREEMENT

9.1 Notwithstanding Section 11 of this Agreement, Sutcliffe or Gambier will have the right at any time to register this Agreement or a Memorandum thereof against title to the Claims.

10. DISPOSITION OF CLAIM

10.1 Sutcliffe may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Claims.

11. ABANDONMENT OF PROPERTY

11.1 Sutcliffe shall have the unfettered right at any time to abandon all or any part of the Claims.

12. CONFIDENTIAL NATURE OF INFORMATION

12.1 The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

13. FURTHER ASSURANCES

13.1 The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

14. NOTICE

14.1 Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery of the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

a.) if to Gambier Mining Corp.

620 – 800 Pender St. W
Vancouver, B.C. V6C 2V6

a.) if to Sutcliffe Resources Ltd.,
420 – 625 Howe St.,
Vancouver, B.C. V6C 2T6

14.2 Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the tenth business day following the day of mailing, except in the event of disruption of postal services in which event notice will be deemed to be received only when actually received.

14.3 Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

15. HEADINGS

15.1 The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

16. DEFAULT

16.1 If any party (a "Defaulting Party") is in default of any requirement herein set forth, the party affected by such default will give written notice to the Defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, and the Defaulting Party will make all reasonable efforts to cure the default by the appropriate performance. If the Defaulting Party fails to cure such default, the affected party will be entitled to seek any remedy it may have on account of such default.

17. PAYMENT

17.1 All references to monies hereunder will be in Canadian funds except where otherwise designated. All payments to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice. Said bank or banks will be deemed to be the agent of the designating party for the purpose of receiving, collecting and receipting such payment.

18. ENUREMENT

18.1 Subject to Section 13 of this Agreement, this Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

19. FORCE MAJEURE

19.1 No party will be liable for its failure to perform any of its obligations under this, Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted government authority or non-availability of materials or transportation (each an "Intervening Event").

19.2 All time limits imposed by this Agreement, other than those imposed by Section 5, will be extended by a period equal to the period of delay resulting from an Intervening Event described in Subsection 19.1.

19.3 A party relying on the provisions of Subsection 19.1 of this Agreement will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as tar as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this agreement if an Intervening Event renders completion impossible.

20. ENTIRE AGREEMENT

20.1 This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

21. TIME OF ESSENCE

21.1 Time will be of the essence of this Agreement.

22. ENFORCEMENT OF AGREEMENT

22.1 The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each against the other inter se.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

GAMBIER MINING CORP.	SUTCLIFFE RESOURCES LTD.

/s/ George Nicholson	/s/ Laurence Stephenson

#620-800 West Pender Street	#420-625 Howe Street

Vancouver, B.C. V6C 2V6	Vancouver, B.C. V6C 2T6

          This is Schedule “A” to an Agreement made as of the 29th day of September 2005, between Gambier and SUTCLIFFE

Tenure Number	Claim Name	Owner Number	Map Number	Work Recorded To	Status	Mining Division	Area
402182	SPIKE 1	114655	104I086		Good Standing 2006.7.21	09 LIARD	18 un
402183	SPIKE 2	114655	104I086		Good Standing 2006.7.21	09 LIARD	18 un
402184	SPIKE 3	114655	104I086		Good Standing 2006.7.21	09 LIARD	18 un
402185	SPIKE 4	114655	104I086		Good Standing 2006.7.21	09 LIARD	18 un
402213	LMC 1	114655	104I086		Good Standing 2006.7.21	09 LIARD	20 un
402214	LMC 2	114655	104I086		Good Standing 2006.7.21	09 LIARD	20 un
402215	LMC 3	114655	104I086		Good Standing 2006.7.21	09 LIARD	20 un
402216	LMC 4	114655	104I086		Good Standing 2006.7.21	09 LIARD	20 un
402225	MMM 9	114655	104I086		Good Standing 2006.7.21	09 LIARD	18 un
402226	MMM 10	114655	104I086		Good Standing 2006.7.21	09 LIARD	18 un
402227	MMM 11	114655	104I086		Good Standing 2006.7.21	09 LIARD	12 un
402228	MMM 12	114655	104I086		Good Standing 2006.7.21	09 LIARD	12 un
402229	ROSE 1	114655	104I086		Good Standing 2006.7.21	09 LIARD	20 un
402230	ROSE 2	114655	104I086		Good Standing 2006.7.21	09 LIARD	20 un
402231	ROSE 3	114655	104I086		Good Standing 2006.7.21	09 LIARD	20 un
402232	ROSE 4	114655	104I086		Good Standing 2006.7.21	09 LIARD	20 un
402233	ROSE 5	114655	104I086		Good Standing 2006.7.21	09 LIARD	20 un
402234	ROSE 6	114655	104I086		Good Standing 2006.7.21	09 LIARD	18 un
402235	ROSE 7	114655	104I086		Good Standing 2006.7.21	09 LIARD	16 un
402236	ROSE 8	114655	104I086		Good Standing 2006.7.21	09 LIARD	4 un
402237	ROSE 9	114655	104I086		Good Standing 2006.7.21	09 LIARD	20 un
402238	ROSE 10	114655	104I086		Good Standing 2006.7.21	09 LIARD	4 un
402239	ROSE 11	114655	104I086		Good Standing 2006.7.21	09 LIARD	4 un

Tenure Number	Claim Name	Owner Number	Map Number	Work Recorded To	Status	Mining Division	Area
402195	BPS 5	114655	104I085		Good Standing 2006.7.21	09 LIARD	20 un
402196	BPS 6	114655	104I085		Good Standing 2006.7.21	09 LIARD	20 un
402197	BPS 7	114655	104I085		Good Standing 2006.7.21	09 LIARD	8 un
402198	BPS 8	114655	104I085		Good Standing 2006.7.21	09 LIARD	20 un
402199	BPS 9	114655	104I085		Good Standing 2006.7.21	09 LIARD	20 un
402200	BPS 10	114655	104I085		Good Standing 2006.7.21	09 LIARD	18 un
402201	BPS 11	114655	104I085		Good Standing 2006.7.21	09 LIARD	18 un
402217	MMM 1	114655	104I085		Good Standing 2006.7.21	09 LIARD	20 un
402218	MMM 2	114655	104I085		Good Standing 2006.7.21	09 LIARD	20 un
402219	MMM 3	114655	104I085		Good Standing 2006.7.21	09 LIARD	20 un
402220	MMM 4	114655	104I085		Good Standing 2006.7.21	09 LIARD	20 un

Tenure Number	Claim Name	Owner Number	Map Number	Work Recorded To	Status	Mining Division	Area
402191	BPS 1	114655	104I095		Good Standing 2006.7.21	09 LIARD	18 un
402192	BPS 2	114655	104I095		Good Standing 2006.7.21	09 LIARD	20 un
402193	BPS 3	114655	104I095		Good Standing 2006.7.21	09 LIARD	20 un
402194	BPS 4	114655	104I095		Good Standing 2006.7.21	09 LIARD	20 un
402202	GMI 1	114655	104I095		Good Standing 2006.7.21	09 LIARD	20 un
402203	GMI 2	114655	104I095		Good Standing 2006.7.21	09 LIARD	20 un
402204	GMI 3	114655	104I095		Good Standing 2006.7.21	09 LIARD	20 un
402205	GMI 4	114655	104I095		Good Standing 2006.7.21	09 LIARD	20 un
402206	GMI 5	114655	104I095		Good Standing 2006.7.21	09 LIARD	20 un
402207	GMI 6	114655	104I095		Good Standing 2006.7.21	09 LIARD	20 un
402208	GMI 7	114655	104I095		Good Standing 2006.7.21	09 LIARD	20 un
402209	GMI 8	114655	104I095		Good Standing 2006.7.21	09 LIARD	12 un
402210	GMI 9	114655	104I095		Good Standing 2006.7.21	09 LIARD	12 un
402211	GMI 10	114655	104I095		Good Standing 2006.7.21	09 LIARD	16 un
402212	GMI 11	114655	104I095		Good Standing 2006.7.21	09 LIARD	16 un
330062	NIZI 1	101585	104I096		Good Standing 2007.08.13	09 LIARD	18 un
330063	NIZI 2	101585	104I096		Good Standing 2007.08.13	09 LIARD	10 un
402221	MMM 5	114655	104I096		Good Standing 2006.7.21	09 LIARD	16 un
402222	MMM 6	114655	104I096		Good Standing 2006.7.21	09 LIARD	16 un
402223	MMM 7	114655	104I096		Good Standing 2006.7.21	09 LIARD	12 un
402224	MMM 8	114655	104I096		Good Standing 2006.7.21	09 LIARD	12 un